As filed with the Securities and Exchange Commission on November 28, 2025

Registration No. 333-282735

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LAZYDAYS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	82-4183498
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

4042 Park Oaks Boulevard Suite 350 Tampa, Florida	33610
(Address of Principal Executive Offices)	(Zip Code)

Inducement Award

(Full title of the plan)

Ronald K. Fleming

Chief Executive Officer

Lazydays Holdings, Inc.

4042 Park Oaks Boulevard

Suite 350

Tampa, Florida 33610

(Name and address of agent for service)

(813) 246-4999

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

Lazydays Holdings, Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister shares of its common stock, par value $0.0001 per share (the “Common Stock”), originally registered by the Company pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission on October 18, 2024 (Registration No. 333-282735) (the “Registration Statement”) with respect to shares of the Common Stock thereby registered for issuance pursuant to an inducement award of a stock option for 50,000 shares (after giving effect to the 1-for-30 reverse stock split of the Common Stock effective on July 11, 2025 (the “Reverse Stock Split”)) of Common Stock, which was granted by the Company to Ronald K. Fleming on September 14, 2024, as inducement to accept employment as the Interim Chief Executive Officer of the Company (the “Inducement Award”). The Registration Statement registered a total of 50,000 shares (after giving effect to the Reverse Stock Split) of Common Stock (the “Shares”).

As previously disclosed, on October 6, 2025, the Company entered into that certain Asset Purchase Agreement (the “Asset Purchase Agreement”) by and among (i) the Company, (ii) certain direct and indirect subsidiaries of the Company named therein (together with the Company, collectively, the “Sellers”), (iii) CIRV Group, LLC, a Florida limited liability company, and CIRV Group Real Estate Holdings, LLC, a Florida limited liability company (collectively, the “Purchasers”), and (iv) Jeffrey M. Hirsch, an affiliate of the Purchasers, pursuant to which the Sellers agreed to sell substantially all of their assets to the Purchasers, subject to the terms and conditions therein (the “Asset Sales”).

On October 14, 2025, in connection with the Company’s entry into the Asset Purchase Agreement and the transactions contemplated thereby, the Board of Directors of the Company and the Company’s stockholders approved an Amended Plan of Liquidation and Dissolution (the “Plan of Dissolution”) which provided that the Company may liquidate the Company’s remaining assets, if any, following the Asset Sales, whether by way of sale, assignment (which may include, without limitation, an assignment to one or more assignees for the benefit of the Company’s creditors) or other disposition or liquidation and dissolve the Company (the “Dissolution”).

After the completion of the final closing of the Asset Sales, on November 28, 2025, pursuant to the Plan of Dissolution, the Company entered into a general assignment by and between the Company and Lazy Liquidation, LLC, a California limited liability company (the “Assignee”), pursuant to which the Company transferred to the Assignee, in trust for the benefit of the Company’s creditors, all of the Company’s remaining assignable assets after the final closing of the Asset Sales.

On November 26, 2025, in accordance with the Plan of Dissolution, the Company filed with the Secretary of State of the State of Delaware a certificate of dissolution in accordance with the Delaware General Corporation Law with a future effective time of 5:30 p.m. Eastern time on November 28, 2025 (the “Dissolution Effective Time”) to effect the Dissolution.

In connection with the foregoing, the offering by the Company with respect to the Inducement Award is terminated as of the Dissolution Effective Time.

Pursuant to the undertakings contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities registered under the Registration Statement which remain unsold at the termination of the offering, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister, and does hereby remove from registration, all Shares that were registered under the Registration Statement and remain unissued under the Inducement Award.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on November 28, 2025.

LAZYDAYS HOLDINGS, INC.

By:	/s/ Ronald K. Fleming
Name:	Ronald K. Fleming
Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 to Form S-8 Registration Statement in reliance on Rule 478 under the Securities Act of 1933.